Exhibit 99.1

                                 PRESS RELEASE

Contacts:      Malcolm Gibson                          Cameron King
               Chief Financial Officer                 Gavin Anderson & Company
               607-734-2281                            212-373-0200


                                                       FOR IMMEDIATE RELEASE


                       HARDINGE COMPLETES ACQUISITION OF
                      SWISS GRINDING MACHINE MANUFACTURER

ELMIRA, NY -- November 29, 1995 -- Hardinge Inc. (NASDAQ:HDNG), a leading machine tool manufacturer, today announced that it has completed its acquisition of L. Kellenberger & Co., AG, a Swiss manufacturer of precision grinding machines.

Kellenbenger's 1995 sales are expected to be approximately US$30 million, with about one-third of that total in the United States and two-thirds in Europe and the Far East. Hardinge currently does not anticipate that the acquisition will have a material effect on near-term consolidated net income. Hardinge financed the acquisition with borrowings under its revolving credit facility and expects to arrange longer-term financing in the near future.

Hardinge Inc., founded over 100 years ago, is a leading machine tool manufacturer. The company designs and manufactures metal cutting lathes and machining centers as well as related tooling and accessories which are sold to customers in a variety of industries throughout the world. Hardinge's common stock began trading on NASDAQ on May 25, 1995.

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